Exhibit 23.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated February 28, 2025, relating to the financial statements of Golden Entertainment, Inc. and the effectiveness of Golden Entertainment, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K/A of Golden Entertainment, Inc. for the year ended December 31, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Las Vegas, Nevada

December 5, 2025